Exhibit 10.4

AMENDED AND RESTATED

SEVERANCE AGREEMENT

THIS AGREEMENT is made and entered into by and between Goodrich Petroleum Corporation, a Delaware corporation, having an office at 808 Travis, Suite 1320, Houston, Texas, 77002 (hereinafter referred to as “Company” and “Employer”), and Mark E. Ferchau (hereinafter referred to as “Ferchau”), effective as of November 5, 2007.

Attendant to Ferchau’s continued employment by Employer, Employer and Ferchau hereby agree that, if Ferchau’s employment with the Company is terminated either by the Company without “Cause” (as defined below), whether before or after a Change of Control, or by Ferchau due to a Change in Duties (as defined below) on or within 18 months following a Change of Control (as defined below), the Employer will pay Ferchau a cash lump sum payment equal to two times Ferchau’s then “current annual rate of total compensation” (as defined below). The cash payment shall be made within 90 days of Ferchau’s termination, but not later than the March 15 following the taxable year in which Ferchau’s employment terminates, unless it is determined that at the time of his termination Ferchau is a “specified employee,” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (the “specified employee identification date” shall be December 31 and the “specified employee effective date” shall be April 1), in which event such lump sum payment shall instead be made (without interest) on the first business day that is six months after Ferchau’s termination (or on his death, if earlier). Also, through the second anniversary of the date of his termination of employment, health and life insurance coverage under the Company plans or the equivalent thereof shall be provided to Ferchau on the same basis as it is provided to the other senior executives of the Company, but only to the extent such coverage is exempt from Section 409A of the Code.

As used in this Agreement, the following definitions shall apply:

1. “Current annual rate of total compensation” means the sum of (i) Ferchau’s rate of annual base salary as in effect immediately prior to the Change of Control or his subsequent termination of employment, whichever is greater, (ii) the annual cash bonus last awarded to Ferchau immediately prior to the Change of Control or the most recent annual cash bonus awarded to Ferchau, whichever is greater, and (iii) the value of the annual Company equity awards received by Ferchau in the 12-month period preceding the Change of Control or in the 12-month period preceding his termination of employment, whichever period has the greater value of equity awards. In regards to cash bonuses and/or equity awards received pursuant to items (ii) and (iii) above, for purposes of this calculation, any special or one time cash bonuses or equity awards shall be excluded. In determining the value of an equity award for this purpose, the value of a phantom stock or restricted stock grant shall be equal to the number of phantom stock units or shares of stock, as the case may be, multiplied by the reported closing price per share of the stock on the date of grant of the award. The value of a stock option or stock appreciation rights grant shall be the Black-Scholes value of such award on its date of grant, utilizing the same input parameters as utilized by the Company in determining the proper expenses to record for such grant as required by FAS 123R, as verified by the Accounting Firm (as defined below). No other items of compensation shall be considered for this purpose.

2. “Cause” means (1) any material failure of Ferchau, after written notice, to perform his duties as an officer of the Company; (2) the commission of fraud, embezzlement or misappropriation by Ferchau against the Company; (3) a material breech by Ferchau of his fiduciary duty owed by him to the Company or its affiliates, or of any written workplace policies applicable to him (including the Company’s code of conduct and policy on workplace harassment), whether adopted on or after the date of this Agreement; or the (4) conviction of Ferchau of a felony offense or a crime involving moral turpitude.

3. A “Change of Control” of the Company is deemed to have occurred if (1) there is a sale, lease or other transfer of all or substantially all of the assets of the Company; (2) the Company or its shareholders adopt a plan relating to the liquidation or dissolution of the Company; (3) any person or group of persons acting in concert becomes the beneficial owner of fifty percent (50%) or more of the voting power of the Company’s securities generally entitled to vote in the election of directors; or (4) there occurs a merger or consolidation of the Company unless, for at least six months after the transaction, beneficially own greater than fifty (50%) of the total voting power of all securities generally entitled to vote in the election of directors, managers or trustees of the surviving entity.

4. “Change in Duties” shall mean the occurrence, on or within 18 months after the date upon which a Change of Control occurs, of any one or more of the following: (1) a reduction in the duties or responsibilities of Ferchau from those applicable to him immediately prior to the date on which the Change of Control occurs; (2) a reduction in Ferchau’s current annual rate of total compensation; or (3) a change in the location of Ferchau’s principal place of employment by more than 50 miles from the location where he was principally employed immediately prior to the date on which the Change of Control occurs, unless such relocation is agreed to in writing by Ferchau; provided, however, that a relocation scheduled prior to the date of the Change of Control shall not constitute a Change in Duties. Ferchau must provide written notice to the Company of any alleged Change in Duties within 60 days of such change and the Company shall have a period of 30 days in which it may remedy the condition. In the event it is remedied by the Company within such “cure” period, such event shall cease to be a Change in Duties for purposes of this Agreement. In the event it is not timely remedied by the Company, Ferchau may terminate his employment due to a Change in Duties at any time during the 30 day period following the end of the “cure” period.

In the event Ferchau receives any payments or benefits (“Payments”), whether or not under this Agreement and without regard to whether his employment terminates, that are subject to the tax imposed by section 4999 of the Code (or any similar tax) (“Excise Tax”), but excluding the Additional Payment (as defined below), the Company shall pay Ferchau an additional lump sum amount (“Additional Payment”) in cash equal to the amount of Excise Tax and any interest or penalties incurred therewith on the Payments, less all taxes required to be withheld by the Company with respect to the Additional Payment. The parties agree and acknowledge that the Additional Payment is not intended to include a tax gross-up amount with respect to the income, excise and other taxes on the Additional Payment.

All determinations of, and relating to, whether any Payment will be subject to the Excise Tax and the amount of any Additional Payment shall be made by a nationally recognized certified public accounting firm, selected by the Company with the consent of Ferchau, that does not serve as an accountant or auditor for either the Company or any person effecting the “change of control” (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations to the Company and Ferchau within five business days of the receipt of notice from the Company requesting a calculation hereunder. The Additional Payment will be made by the Company to Ferchau as soon as practical following the Accounting Firm’s determination of the Additional Payment and in no event later than three business days after receipt of the calculation of the Additional Payment amount from the Accounting Firm. All fees and expenses of the Accounting Firm will be paid by the Company. Any subsequent increase in the Excise Tax as a result of a settlement or otherwise with the IRS shall be handled in a similar manner as provided above with respect to the initial determination. Notwithstanding anything in this paragraph to the contrary, in all events the Additional Payment shall be made prior to the end of Ferchau’s taxable year next following Ferchau’s taxable year in which he remits the related taxes. In addition, in the event of any increase in the amount of the Additional Payment as a result of a tax audit or litigation, such increased Additional Amount shall be paid to Ferchau before the end of his taxable year following his taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority.

This Agreement shall be binding upon and inure to the benefit of the Company, its successors, legal representatives and assigns, and upon Ferchau, his heirs, executors, administrators, representatives and assigns; provided, however, Ferchau agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of the Company.

This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Ferchau and the Company and constitutes the entire agreement between Ferchau and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of employer or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.

If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement that can be given effect without the invalid or unenforceable provision or application.

Any controversy or claim arising out of or relating to this Agreement, the breach thereof, Ferchau’s employment with the Company, or the termination thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (AAA), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. To select an arbitrator, each party shall strike a name from the list submitted by AAA with the grieving party striking first. The arbitrator shall not have the power to add to or ignore any of the terms and conditions of this Agreement. His decision shall not go beyond what is necessary for the interpretation and application if this Agreement and obligations of the parties under this Agreement. Cost of such arbitration, but not attorney’s fees, will be paid by the losing party.

The laws of the State of Texas will govern the interpretation, validity and effect of this Agreement.

This Agreement may be executed in any number of counterparts, all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the undersigned intending to be legally bound, have executed this Agreement on November 5, 2007, effective as of the date provided above.

GOODRICH PETROLEUM CORPORATION

By:	/s/ Walter G. Goodrich
Name:	Walter G. Goodrich
Title:	Vice-Chairman and Chief Executive Officer

MARK E. FERCHAU

/s/ Mark E. Ferchau